UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 14, 2013

TETRA TECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19655	95-4148514
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

3475 East Foothill Boulevard, Pasadena, California 91107

(Address of principal executive office, including zip code)

(626) 351-4664

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Dr. Kimberly E. Ritrievi has been elected to the Board of Directors of Tetra Tech, Inc. (the “Registrant”), effective November 14, 2013, to serve until the next Annual Meeting of Stockholders or until her successor has been duly chosen and qualified. Dr. Ritrievi filled a vacancy on the Board, and the Board now consists of nine members, including Dr. Ritrievi.  Pursuant to the Registrant’s compensation policy for non-employee directors, Dr. Ritrievi received in connection with her election (i) a pro rata portion of the annual cash retainer for 2013, and (ii) a non-qualified option to purchase 8,000 shares of common stock under the Registrant’s 2005 Equity Incentive Plan at $28.68 per share, the fair market value (closing price) of a share of common stock on the grant date.

Dr. Ritrievi is currently President of The Ritrievi Group LLC where she has advised technology and chemical companies on financial strategies. From 2001 to 2004 she served as Co-Director of Americas Investment Research at Goldman, Sachs & Co. Prior to that she was a Specialty Chemicals Analyst at Goldman, Sachs & Co., Credit Suisse First Boston, Lehman Brothers and Paine Webber (now UBS Wealth Management). Dr. Ritrievi started her career as a process development engineer at ARCO Chemical. She received her doctorate in Chemical Engineering from the Massachusetts Institute of Technology (MIT), and holds a master’s degree in Management from the MIT Sloan School of Management. Dr. Ritrievi continues to serve on advisory boards at Princeton University, Harvard University, and MIT.

A copy of the press release issued by the Registrant concerning the foregoing is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits

99.1	Press Release dated November 15, 2013 regarding the election of Kimberly E. Ritrievi to the Registrant’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA TECH, INC.

Date:	November 15, 2013	By:	/s/ DAN L. BATRACK
Dan L. Batrack
Chairman and Chief Executive Officer